EXHIBIT 10.2

                                  AGREEMENT

  This Agreement made and entered into on this the 30th day of March, 1999, by and between ERIC CLARK, Secretary of State of Mississippi in his capacity as Land Commissioner (hereinafter known as "State"),

                                     AND

  PRESIDENT CASINOS, INC., a Delaware corporation (hereinafter known as "President").

                             W I T N E S S E T H

  WHEREAS, President desires to implement and develop that certain project known as the Destination Broadwater Project in Biloxi, Mississippi, as further described in Exhibit "A" attached hereto (the "Project"); and

  WHEREAS, the Project requires leasing of Mississippi's Public Trust Tidelands, and State in letters dated April 6, 1998, and December 9, 1998, has set forth certain requirements that must be met prior to executing the tidelands lease. State's April 6, 1998, letter to President is attached hereto and made a part of this agreement as Exhibit "B" (the "April 6 Letter"), and State's December 9, 1998, letter to Glade Woods, Executive Director of the Mississippi Department of Marine Resources is attached hereto and made a part of this agreement as Exhibit "C" (the "December 9 Letter"); and

  WHEREAS, to enhance the conservation and preservation objectives of the Mississippi Public Trust for Tidelands, and to mitigate the impacts of the Project, in accordance with item 11 of the April 6 Letter, President desires to acquire for State certain property in order to provide State additional assets of major significance for the Mississippi Public Trust for Tidelands and for the trust beneficiaries, the people of the State of Mississippi;

  NOW, THEREFORE, State and President hereby agree as follows:

1. Tidelands Lease: Subject to the terms and conditions herein set forth, State and President agree to negotiate in good faith for a mutually acceptable Tidelands Lease (the "Lease") for the Project.

2. Enhancement of Mississippi Public Trust for Tidelands: Provided that (i) the conditions for Closing set forth in paragraph 3 of this Agreement are satisfied, (ii) State agrees to accept the Property (as hereinafter defined) upon completion of the Due Diligence Period in accordance with paragraph 4 of this Agreement, (iii) State accepts the condition of title to the Property in accordance with paragraph 6 of this Agreement, and (iv) State and President successfully negotiate and obtain the fully executed tidelands Lease on mutually acceptable terms, then at Closing, State shall deliver the Lease, and President shall cause to be delivered deeds conveying to State certain properties including the real property currently owned by R. David Sanders, Jr., Stockholders' Agent for Robert David Sanders, Jr., James W. Sanders, Julia Sheila Sanders (formerly Sheila Sanders Lively) and June Sanders Clement, the former Stockholders of Aponaug Development Company, a Mississippi corporation, property owners, pursuant to the authority granted under that
certain Power of Attorney dated August 9, 1989, of record in Book     at Page

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     of the land records of the office of the Chancery Clerk for the Second
Judicial District of Harrison County, Mississippi, which real property is located on Deer Island, said Island being situated in the Second Judicial District of Harrison County, Mississippi, together with all appurtenances and improvements located thereon, and more particularly described in Exhibit "D" attached hereto (the "Property"). A summary recital of the title to the Property is attached hereto as Exhibit "E".

3.  Conditions for Closing:  Closing shall occur within one hundred eighty
(180) days after the following conditions for Closing are satisfied:

    A. The following permits, certifications, and licenses have been issued to President, its affiliate or its assignee, for the Project:

        (i)    Mississippi Permit   Permit and Coastal Zone consistency
               certification from the Department of Marine Resources;

        (ii)   Mississippi Permit   Water Quality Certification from
               Department of Environmental Quality, Office of Pollution
               Control;

        (iii) Mississippi Department of Transportation Air Rights License for clearance over and under Highway 90;

        (iv)   Mississippi Department of Transportation Right of Way Approval;

        (v)    Biloxi Building Permit from Site Plan Review Board;

        (vi)   Biloxi Master Plan Amendment Approval from City Council;

        (vii)  Federal Permit   Section 10 Rivers and Harbors Act (fill in
               navigable waters);

        (viii) Federal Permit   Section 404 Clean Water Act;

        (ix)   Federal Permit   Conditional Letter of Map Revision from the
               Federal Emergency Management Agency; and

        (x) All other mandated Federal, State and Local authorizations, documentations, permits, certifications and licenses required or necessary for the Project.

    B. All conditions set forth in the April 6 Letter and the December 9 Letter shall be met to the satisfaction of the Secretary of State prior to Closing. Determination of whether any one or all of the conditions specified in said letters have been satisfied shall be within the sole discretion of the Secretary of State, and State shall not be liable to President for any direct or indirect consequences or damages arising out of or in any way connected with the exercise of his discretion.

    C. President recognizes that State may require the acquisition of lands in addition to the Property in satisfaction of item 11 of the April 6 Letter. However, in the event that the Secretary of State, in his sole discretion, should elect to execute the Lease before all privately owned parcels on Deer Island are acquired, then President agrees to make annual contributions to a private trust created for the sole purpose of the preservation, maintenance and improvement of Deer Island for purposes consistent with permitted uses set forth in paragraph 6 B of this agreement. The first annual payment shall be

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due at Closing, and the amount of such payment shall be equal to the fair market value of all unacquired private parcels. Like payments shall thereafter be made on each anniversary of the Closing date and shall be equal to the fair market value of any remaining unacquired privately owned parcels on the date the payment is due. Both the principal and income of this private trust may be expended for trust purposes. The private trust shall terminate upon exhaustion of its assets. If at the time of Closing, condemnation proceedings are pending on the unacquired, privately owned parcels on Deer Island, then the Secretary of State may waive all or a portion of the required payments to said private trust.

    D. President shall have sole responsibility for the satisfaction of all items and conditions contained in the April 6 Letter and December 9 Letter and shall submit credible documentary evidence in support thereof. State may, but shall not be required to, conduct its own investigation into the status of any of the conditions contained in said letters. In the event State does elect to conduct investigations into the status of any of the conditions contained in said letters, State may retain outside counsel or expert advice, and President shall pay the reasonable costs thereof. State shall not retain outside counsel or expert advice without first advising President and furnishing estimates of the cost of such services. As each condition has been resolved to State's satisfaction, State will promptly notify President in writing. No condition shall be deemed waived or satisfied unless or until State affirmatively so indicates in writing. After State has given written notice of the satisfaction of any condition contained in said letters, the Secretary of State may, by written notice, withdraw a prior notice of satisfaction if any permit or license expires or is revoked, withdrawn or otherwise determined to be invalid or if any other evidence submitted by President is determined to be misleading or inaccurate where such evidence was material to the original decision on the satisfaction of a condition.

    E.  If the foregoing conditions to Closing are not satisfied within three
(3) years after March 30, 1999, this Agreement shall terminate, in which event State and President shall be released from any further liability to each other hereunder.

4.  Condition of Property and Due Diligence Inspections:

    A. President represents that it has acquired the right of complete access to the Property for inspection thereof by agents and experts including, but not limited to, engineers, contractors, inspectors, and architects, to inspect the Property for any conditions as to matters concerning, but not limited to, survey, topography, geology, mineral rights, environmental hazards, toxic substances and all other conditions. The experts and inspectors shall perform Phase I and, if necessary, Phase II environmental assessments covering RCRA and CERCLA regulations as well as Mississippi Department of Environmental Quality regulations, and all other necessary environmental testing as may be required by State. President shall select, subject to approval by State, such agents, experts, engineers, contractors, inspectors, and architects to be used in performing such surveys, tests, inspections, investigations, audits, and assessments. All such surveys, tests, inspections, investigations, audits and assessments shall be contracted for and paid for by President. In the event that President refuses to contract for or pay for any such surveys, tests, inspections, investigations, audits, and assessments as may be required by State, then State may contract for such services at its own expense, or State in its sole discretion may immediately terminate this Agreement without further obligation or liability to President.


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   B.  The surveys, tests, inspections, investigations, audits, and assessments provided for in paragraph 4 A above shall be performed within one hundred twenty (120) days commencing with the full execution of this agreement (the "Due Diligence Period"). If President, after using its best efforts, is unable to complete the surveys, tests, inspections, investigations, audits, and assessments provided for in paragraph 4 A above within one-hundred twenty
(120) days from the full execution of this agreement, then President and State may by mutual agreement extend the Due Diligence Period for an additional time.

    C. Within sixty (60) days after President furnishes written results and reports of the surveys, tests, inspections, investigations, audits, and assessments provided for in paragraph 4.A. above, State shall provide written notice to President whether it will accept the Property "as is, where is," or whether it will reject the Property. If requested by State, President shall make available to State, all agents, experts, engineers, contractors and architects for consultations concerning matters pertaining to the investigations and inspections which they conducted and concerning matters contained in their written reports. President shall pay the reasonable cost of such consultations with State. If State accepts the Property, such acceptance shall be binding on the parties. If State rejects the Property, it shall specify in writing the reasons for the rejection. President shall then have sixty (60) days after the receipt of such notice to remedy to State's satisfaction such objections (or to commence to remedy such objections, provided that President thereafter proceeds to complete such remedy with due diligence).

    D. If State agrees to accept the Property, the Property shall be conveyed to State at Closing in its "as is, where is" condition as of the time of the surveys, tests, inspections, investigations, audits, and assessments provided for in paragraph 4.A. above. President makes no representations of any kind or nature as to the physical condition of the Property.

    E. In the event of catastrophic destruction of the Property after State has given notice of acceptability under paragraph 3 C above, State may terminate this agreement by giving written notice to President, and State shall have no further liability to President under this Agreement,

5.  Disclosure:

    A. Historical Data Disclosure: Within fifteen (15) days after request in writing by State, President shall cause the property owners to disclose to State any information about the Property within the knowledge of the property owners and its employees, agents and representatives.

    B. Third Party Disclosure: Any party hereto shall be permitted to disclose as necessary the terms of this transaction, documentary evidence supporting satisfaction of conditions noted in paragraph 3, the results of any investigations, or inspections or any information pertaining to the Property or this Agreement, without further notice to any party.

6.  Title:

    A. If State agrees to accept title to the Property and Closing occurs, President shall convey or cause to be conveyed to State good and marketable title to the Property by Warranty Deed free and clear of all mortgages, liens, encumbrances or special assessments. The grant in the Warranty Deed shall be in substantially the following form: "to the Secretary of State and the

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Department of Marine Resources in trust for the State of Mississippi."
Immediately after the description of the properties conveyed, the Warranty Deed shall contain in substantially the following form language: "Management of said land for the State of Mississippi shall be under the Mississippi Coastal Preserves Program pursuant to MISS. CODE ANN. Sections 49-27-3 and 49-27-65(c) and successor programs."

    B. The deed conveying title to State shall contain a covenant in substantially the following form: "The Property shall be used for the conservation and preservation of its natural features, in recognition of the public benefits in protecting it as a coastal area in the interest of present and future generations. The Property shall be used and maintained forever as a State public natural area for the preservation, protection, restoration and sustenance of its natural characteristics and features, and of its ecological integrity and associated habitats. Grantee acknowledges that the Property is being acquired for preservation and public use purposes only. Grantee shall not directly or indirectly convey the Property to any person or entity for use as a casino, hotel or other commercial enterprise or non-public use. Grantee shall make no use of the Property that is inconsistent with the restrictions and uses contemplated by this covenant. The Property shall be managed and maintained in its natural state, except for public outdoor recreational purposes consistent with the preservation of the Property in its natural state, including, but not necessarily limited to, the undertaking of scientific and educational research, education and nature study, aesthetic enjoyment, ecological management, boat landings, piers, foot bridges, foot trails, utilities and concessions appropriate to effectuate the foregoing purposes without impairing the essential natural character of the Property. These conditions shall run with the land in perpetuity and the Grantor or any citizen of the State of Mississippi shall have standing to enforce these conditions and covenants using all remedies available at law or equity, including injunctive relief."

    C. President shall cause to be provided to State a title opinion signed by an attorney listed on the approved attorney's list of one or more title insurance companies licensed to do business in the State of Mississippi and a commitment for title insurance within thirty (30) days after the full execution of this Agreement. President shall further cause to be provided a supplemental title opinion and a supplemental commitment for title insurance at Closing covering the period from the date of the original title commitment and opinion to the date of Closing. Ninety (90) days prior to Closing, President will provide State with a survey of all parcels to be acquired for State. President shall be responsible for the cost of the State' counsel for Closing, survey, title search, title opinion, title insurance commitment, title insurance premium, and document preparation fees, filing fees and all other closing costs. The title commitment shall contain no exceptions to the title to the Property except the following:

        (i) ad valorem taxes for the year of Closing, which taxes President shall cause to be paid in full at Closing;

        (ii) unpaid ad valorem taxes for any previous years, if any, which President shall cause to be paid in full at Closing;

        (iii) reservations or conveyances of minerals by prior owners. It is understood and agreed that any oil, gas or other minerals owned by the Grantor of any kind and in any form, whether of like or unlike nature, shall be conveyed to State;


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        (iv)   deeds of trust or any other encumbrances which shall be paid in full or otherwise fully released at Closing;

        (v) recorded rights-of-way for utilities which do not materially affect the title or surface rights to the Property;

        (vi) easements of record which do not materially affect the title or surface rights to the Property;

        (vii) special assessments, if any, which President shall cause to be paid in full at Closing; and

        (viii) Tidelands Title Exception   Subject to the rights of the State
               in and to all properties as may be owned by it under the Public Trust for Tidelands Doctrine within the Property.

    In the event that said title insurance commitment shows defects in title other than those listed above which are not acceptable to State, President shall have sixty (60) days to cure such defects. If President fails or is unable to cure such defects within such sixty (60) day period, State may nevertheless elect to take conveyance of title as it then exists, which election shall be made in writing. If State elects to take conveyance of title subject to such defects, such election shall be binding upon the parties. If State elects not to accept title subject to any uncured defects, then this agreement will immediately terminate, and State shall have no further liability or obligation to President.

    D. At Closing, the fully executed Lease and all deeds conveying title to parcels acquired for the state shall be delivered to an Escrow Agent selected by mutual agreement of State and President. Upon notification by State that it is satisfied with title to all parcels acquired by President for State's benefit, the Escrow Agent will deliver the Lease to President and deeds to State. State will notify Escrow Agent of Satisfaction with title within five
(5) working days after Closing. State shall have possession of all parcels acquired for State upon delivery of deeds.

7. Closing: Subject to the satisfaction of all of the terms and conditions of this Agreement, Closing shall take place at a time, date and location mutually agreeable to State and President, provided such Closing date is within the time limits set by this Agreement or within any agreed extensions of such time limits. President shall pay the reasonable attorney's fees and costs incurred by State should State desire representation by outside counsel in connection with the Closing.

8. Breach of Contract: In the event of a breach of this Agreement by any party, no party shall be liable to any other party for lost profits, consequential damages or punitive damages.

9. Time: Time is of the essence with respect to all aspects of this Agreement.

10. Assignment: President shall not assign this Agreement in whole or in part without the prior written consent of State. Any proposed assignee shall hold a valid Mississippi gaming license or shall be qualified to hold such a gaming license. No assignment will become effective until President has furnished to State a true and correct, fully executed counterpart of such assignment and until President has fully disclosed the terms and conditions of the transaction between itself and its assignee. Notwithstanding a full or

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partial assignment of this Agreement, President shall remain liable to fulfill all obligations of this Agreement in the same manner as though no assignment was made unless State by writing, signed by the Secretary of State, releases President, in whole or in part, from such liability and obligations. No assignment shall be permitted which does not further the development of the Project or which is attempted for the purpose of delay, termination or expiration of this Agreement. If President at any time prior to the conveyance of the Property to State accepts, agrees to accept or receives cash, credit, or other economic benefit from any person, entity, competitor or potential competitor for the alteration, abandonment, partial abandonment or delay of the Project, President agrees that it will immediately pay all sums due for the purchase of the Property and cause the Property to be conveyed to State subject to State's right to accept or reject the Property after inspection and evaluation as provided herein.

11. Entire Agreement and Interpretation: This document constitutes the final and entire agreement between the parties hereto and incorporates all prior agreements, representations, warranties and covenants between the parties and cannot be changed except by writing, signed by all parties hereto. No party shall be bound by any terms, conditions, oral statements, warranties or representations not set forth herein. Each party acknowledges that it has read and understands this Agreement. The provisions of this Agreement shall apply to and bind the heirs, executors, administrators, successors and assigns of the respective parties hereto. When used herein, the singular includes the plural and the masculine includes the feminine, as the context may require. The laws of the State of Mississippi shall control all interpretations of this Agreement and the respective rights of the parties hereto.

12. Notices: All notices and other correspondence required or permitted to be given hereunder shall be validly given, made or served if in writing and delivered personally or sent by certified mail, return receipt requested, or by overnight courier delivery (e.g. Federal Express). Notice shall be deemed given when received or refused. Notice shall be addressed as follows:

         If to State:       Eric Clark, Secretary of State
                            401 Mississippi Street
                            Jackson, MS  39205
                            Telephone No. (601) 359-1350

         with copy to:      Gerald McWhorter, Asst. Secretary of State
                            401 Mississippi Street
                            Jackson, MS  39205
                            Telephone No. (601) 359-6374

         If to President:   John Aylsworth,
                            President and Chief Operating Officer
                            President Casinos, Inc.
                            802 N. First Street
                            St. Louis, MO 63102
                            Telephone No. (314) 622-3140

         with copy to:      Terry Wirginis, Vice President
                            President Casinos, Inc.
                            9 Station Square Dock
                            Pittsburgh, PA 15219
                            Telephone No. (412) 355-7956


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
         and copy to:       Henry Gusky, Esquire
                            Blumling & Gusky, L.L.P.
                            1200 Koppers Building
                            Pittsburgh, PA 15219
                            Telephone No. (412) 227-2500

13. Headings: The headings of the paragraphs of this Agreement are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of the parties hereto.

14. Enforceability: In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable under any laws or regulations, such provision shall be severed from this Agreement and the remaining provisions of this Agreement shall be unaffected thereby except that any determination by a court of competent jurisdiction that the State may not acquire or hold the Property as provided in this Agreement shall void the entire agreement.

15. Contracts for Services: Where under any provision of this Agreement surveys, inspections or evaluations by agents or experts may be required, or where State may obtain or require expert advice or counsel, legal or otherwise, President agrees to contract for and bear all reasonable costs and expenses thereof. For such services, President will contract only with firms or individuals designated by State. The scope and control of services under any such contract shall be subject only to the direction and control of State. If President fails or refuses to contract for services requested by State, State may in its sole discretion either contract for such services at its expense or State may terminate this Agreement, in which event President shall not have any claim against State as a result of such termination.

WITNESS OUR SIGNATURES, on this the 30th day of March, 1999.

MISSISSIPPI SECRETARY OF STATE
AS LAND COMMISSIONER


By: /s/ Eric Clark
------------------------------------
Eric Clark, Secretary of State


PRESIDENT CASINOS, INC.


By: /s/ John S. Aylsworth
------------------------------------
John S. Aylsworth, President and Chief
Operating Officer


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